EXHIBIT 3.3

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

MICROSEMI CORPORATION

(the “Amendment” herein)

Microsemi, a Delaware corporation (the “Corporation”), does hereby certify:

FIRST: In a Certificate of Designation filed with the Secretary of State of the State of Delaware on December 21, 2000 (the “Certificate” herein), pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue shares of Series A Junior Participating Preferred Stock, as a series of the Corporation’s authorized Preferred Stock, par value $1.00 per share.

SECOND: None of the shares of Series A Junior Participating Preferred Stock have been issued.

THIRD: The Board of Directors of the Corporation, by resolution adopted December 16, 2005, duly authorized and directed that Section 11 of the Certificate be, and hereby is, amended and restated in its entirety as follows:

Section 11. Fractional Shares. Series A Junior Participating Preferred Stock may be issued in fractions of a share, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Microsemi Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 16th day of December, 2005.

MICROSEMI CORPORATION

By:	/s/ James J. Peterson
James J. Peterson, President and Chief Executive Officer

Attest: [Seal]

By:	/s/ David R. Sonksen
David R. Sonksen, Executive Vice President, Chief Financial Officer, Secretary and Treasurer